EXHIBIT 23

               Consent of Independent Certified Public Accountants


The Board of Directors
Peekskill Financial Corporation:


We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-41933 and No. 333-41943) of our report dated July 30, 1998 relating to the consolidated balance sheets of Peekskill Financial Corporation and subsidiary as of June 30, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1998, which report appears in the June 30, 1998 Annual Report on Form 10-K of Peekskill Financial Corporation.


KPMG Peat Marwick, LLP

Stamford, Connecticut
September 28, 1998